Exhibit 99.1

Axiall Reports Fourth-Quarter 2015 Results

ATLANTA — Feb. 25, 2016 — Axiall Corporation (NYSE: AXLL) today announced financial results for the quarter and year ended Dec. 31, 2015.

Axiall reported net sales of $3,361.1 million for the full year 2015, compared to net sales of $3,808.8 million reported for the full year 2014. The company reported net loss attributable to Axiall of $816.4 million, or $11.59 loss per diluted share, for 2015, compared to net income attributable to Axiall of $46.3 million, or $0.65 per diluted share, for 2014. Axiall reported Adjusted Net Income of $83.5 million and Adjusted Earnings Per Share of $1.18 for 2015, compared to Adjusted Net Income of $139.9 million and Adjusted Earnings Per Share of $1.98 for 2014. The company reported Adjusted EBITDA of $330.3 million for 2015, compared to Adjusted EBITDA of $454.8 million for 2014.

“We have accelerated our work to reduce costs, improve productivity, and optimize our portfolio,” said Axiall President and CEO Tim Mann. “Specifically, since July 2015, we have substantially reduced our headcount across the company, which will drive more than $50 million of annualized savings; signed definitive agreements to sell two non-core building products businesses; and the sale process for the core building products business is well underway. Over the last eight months, we have been aggressively transforming the company by optimizing our portfolio and reducing our cost structure, while at the same time improving our operations and manufacturing excellence. We believe this is the right combination of actions to drive long-term shareholder value.”

Axiall reported net sales of $755.4 million for the fourth quarter of 2015, compared to $903.0 million for the fourth quarter of 2014. The company reported net loss attributable to Axiall of $56.8 million, or $0.80 loss per diluted share, for the fourth quarter of 2015, compared to net loss attributable to Axiall of $13.8 million, or $0.20 loss per diluted share, for the fourth quarter of 2014. The company reported Adjusted Net Loss of $22.6 million and Adjusted Loss per Share of $0.32 for the fourth quarter of 2015, compared to Adjusted Net Income of $26.2 million and Adjusted Earnings per Share of $0.37 for the fourth quarter of 2014. The company reported Adjusted EBITDA of $34.7 million for the fourth quarter of 2015, compared to Adjusted EBITDA of $120.3 million for the same quarter in the prior year.

Chlorovinyls

In the Chlorovinyls segment, fourth quarter 2015 net sales were $565.2 million, compared to $700.7 million during the fourth quarter of 2014. The segment posted Adjusted EBITDA of $29.9 million in the fourth quarter of 2015, compared to Adjusted EBITDA of $131.8 million for the same quarter in the prior year. Fourth quarter 2014 Adjusted EBITDA benefitted from a $17.7 million insurance claim recovery. The decrease in net sales and Adjusted EBITDA was primarily due to lower ECU values, especially with respect to caustic soda, lower PVC, VCM and chlorinated derivatives sales prices. Additionally, the Chlorovinyls segment had a higher level of planned turnaround activity in the fourth quarter of 2015 compared to the fourth quarter of 2014 which resulted in higher maintenance expense and lower sales volumes. These unfavorable factors for Adjusted EBITDA were partially offset by decreases in the cost of ethylene and natural gas.

Building Products

In the Building Products segment, net sales were $190.2 million for the fourth quarter of 2015, decreasing 6 percent compared to $202.3 million for the same quarter in the prior year. The net sales decrease was driven by the impact of a stronger United States dollar relative to a weaker Canadian dollar, partially offset by a 3 percent increase in overall sales volumes, with volumes in Canada decreasing 7 percent while volumes in the United States increased by 11 percent. On a constant currency basis, net sales were consistent with the prior year. The segment’s Adjusted EBITDA was $16.7 million for the fourth quarter of 2015, compared to $9.0 million during the same quarter of the prior year. The increase in Adjusted EBITDA was primarily a result of cost reductions and lower raw materials costs, offset in part by the impact of a stronger United States dollar relative to a weaker Canadian dollar.

Portfolio Initiatives, Cost Reduction and Productivity Improvements, and Liquidity

Axiall has entered into definitive agreements to sell two non-core Building Products businesses for $41.1 million of cash proceeds upon closing. The closing of both transactions is expected to occur in the first quarter of 2016. The company has commenced a sale process for the core building products segment and is targeting a signed definitive agreement by mid-year 2016.

Among other cost reduction activities, the company has reduced headcount, which will drive more than $50 million of annualized savings.

The company had more than $600 million of liquidity which includes $258 million of cash on the balance sheet as of December 31, 2015.

Outlook

The company expects the following factors to impact its first-quarter 2016 results:

•	In the Chlorovinyls segment, the company expects increased caustic soda and vinyl resin sales volumes primarily due to fewer planned outages in the first quarter of 2016 as compared to the fourth quarter of 2015. Vinyl resin and caustic soda prices, particularly export caustic soda and export vinyl resin prices, are below the average for the fourth quarter 2015. The impact of these factors on first quarter 2016 results will primarily depend on the timing and magnitude of vinyl resin and caustic soda price changes and ethylene costs. The company does not expect any material changes in the components of its ethylene supply portfolio during the first quarter.

•	The company expects first-quarter 2016 sales volume and Adjusted EBITDA for the Building Products segment to follow normal seasonal patterns and decrease compared to results for the fourth quarter of 2015 but exceed first quarter 2015 results.

Conference Call

The company will discuss fourth-quarter financial results and business developments via conference call and webcast on Thursday, Feb. 25, 2016 at 5 p.m. EST.

To access the company’s fourth-quarter conference call, please dial 877-820-5027 (domestic) or 706-645-4014 (international). Playbacks will be available from 8:00 p.m. EST on Thursday, Feb. 25, 2016, until 11:55 p.m. EST on Thursday, Mar. 24, 2016. Playback numbers are 855-859-2056 or 404-537-3406. The conference call ID number is 53805802.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and the company’s intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things, the company’s outlook for future periods and the company’s expectations regarding: demand for the company’s products and the seasonality of that demand; product mix and margin impacts related thereto; expected growth of the company’s businesses and products; the company’s results of operations; the company’s financial and operational performance, the company’s business prospects and opportunities; product pricing and sales volumes; planned outages and the impact of those outages on the company’s financial and operational performance; natural gas and ethylene costs; the components of the company’s ethylene supply portfolio; natural gas hedging; corporate overhead; supply and demand, pricing trends and market forces within the chemical and building industries; cost reduction strategies and their results; planned capital expenditures; long-term objectives of management; expected benefits of acquisitions, divestitures, joint ventures and other transactions; and other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of the company’s management. There are a number of risks and uncertainties that could cause the company’s actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: changes, seasonality and/or cyclicality in the industries in which the company’s products are sold and changes in demand for the company’s products or increases in overall industry capacity that could affect production volumes and/or pricing; the costs and operating restrictions associated with compliance with current and future environmental, health and safety laws and regulations; the availability and pricing of energy and raw materials; risks, hazards and potential liabilities associated with manufacturing and transporting chemicals and building products, including, among others, explosions and fires, mechanical failures, unscheduled downtime, and litigation related thereto; legislative and regulatory developments; changes in the general economy, including the impacts of the current, and any potential future, economic uncertainties in the housing and construction markets; the company’s level of indebtedness and debt service obligations and ability to continue to comply with the covenants in the company’s asset-based and term loan credit agreements and the indentures governing the company’s 4.875 percent senior notes due 2023 and 4.625 percent senior notes due 2021; the company’s reliance on a limited number of suppliers for specified feedstock and services and the company’s reliance on third-party transportation; risks, costs, liabilities, pension and post-retirement welfare benefit obligations; competition within the company’s industry; complications resulting from the company’s multiple enterprise resource planning (“ERP”) systems and the implementation of the company’s new ERP systems; strikes and work stoppages relating to the workforce under collective bargaining agreements; any impairment of goodwill, indefinite-lived intangible assets or other intangible assets; the failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; shared control of the company’s joint ventures and similar arrangements with unaffiliated third parties, including the ability of such joint venture partners and other counterparties to fulfill their obligations; costs resulting from complications or delays relating to planned construction of a new ethane cracker in Lake Charles, Louisiana by LACC, LLC, an entity formed by Lotte Chemical USA Corporation and a subsidiary of the company; fluctuations in foreign currency exchange rates, especially with respect to the United States and Canadian dollars, and interest rates; the failure to adequately protect the company’s data and technology systems; uncertainties regarding future actions that may be taken by Westlake Chemical Corporation (“Westlake”) in furtherance of its unsolicited proposal to acquire the company or Westlake’s intent to nominate director candidates for election at the company’s 2016 annual meeting of stockholders; potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers; and the company’s ability to successfully implement and administer its cost-saving initiatives (including the company’s restructuring programs) and produce the desired results (including projected savings). In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:
Investor Relations	Media
Martin Jarosick	Chip Swearngan
770-395-4524	678-507-0554

AXIALL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions, except share data)	2015	2014
Assets:
Cash and cash equivalents	$258.0	$166.8
Receivables, net of allowance for doubtful accounts of $6.9 million at December 31, 2015 and $5.6 million at December 31, 2014	365.9	430.6
Inventories	298.4	321.9
Prepaid expenses and other	59.7	89.7
Deferred income taxes	-	28.0
Current assets of discontinued operations	8.0	68.2

Total current assets	990.0	1,105.2
Property, plant and equipment, net	1,617.6	1,636.1
Goodwill	852.1	1,741.0
Customer relationships, net	950.3	1,024.5
Other intangible assets, net	63.4	68.1
Non-current assets of discontinued operations	-	29.6
Other assets, net	66.0	51.5

Total assets	$4,539.4	$5,656.0

Liabilities and Equity:
Current portion of long-term debt	$2.5	$2.8
Accounts payable	247.7	264.6
Interest payable	15.4	15.2
Income taxes payable	2.2	3.1
Accrued compensation	43.0	33.3
Other accrued liabilities	97.0	132.5
Current liabilities of discontinued operations	8.3	32.6

Total current liabilities	416.1	484.1
Long-term debt, excluding the current portion of long-term debt	1,364.5	1,309.5
Lease financing obligation	79.6	94.2
Deferred income taxes	683.0	767.5
Pension and other post-retirement benefits	202.8	250.5
Non-current liabilities of discontinued operations	-	3.8
Other non-current liabilities	140.3	157.4

Total liabilities	2,886.3	3,067.0

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	-	-
Common stock—$0.01 par value; shares authorized: 200,000,000 at December 31, 2015 and December 31, 2014; issued and outstanding: 70,581,543 at December 31, 2015 and 70,196,116 at December 31, 2014	0.7	0.7
Additional paid-in capital	2,287.5	2,284.3
Retained earnings (deficit)	(591.9)	269.8
Accumulated other comprehensive loss, net of tax	(118.0)	(73.7)

Total Axiall stockholders’ equity	1,578.3	2,481.1
Noncontrolling interest	74.8	107.9

Total equity	1,653.1	2,589.0

Total liabilities and equity	$4,539.4	$5,656.0

AXIALL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2015	2014	2015	2014
Net sales	$ 755.4	$ 903.0	$ 3,361.1	$ 3,808.8
Operating costs and expenses:
Cost of sales	709.8	772.9	2,968.9	3,292.3
Selling, general and administrative expenses	70.5	77.1	299.7	305.6
Restructuring and divestiture costs	11.9	14.9	23.3	19.8
Integration-related costs and other, net	4.3	12.3	16.0	32.2
Goodwill impairment charges	16.3	4.1	864.1	4.1

Total operating costs and expenses	812.8	881.3	4,172.0	3,654.0

Operating income (loss)	(57.4)	21.7	(810.9)	154.8
Interest expense	(19.9)	(19.0)	(78.1)	(76.5)
Debt refinancing costs	-	-	(3.2)	-
Foreign exchange loss	(0.2)	(0.4)	(1.2)	(0.6)
Interest income	0.1	0.1	0.4	0.7

Income (loss) from continuing operations before income taxes	(77.4)	2.4	(893.0)	78.4
Provision for (benefit from) income taxes	(14.0)	1.5	(43.9)	14.3

Net income (loss) from continuing operations	(63.4)	0.9	(849.1)	64.1
Discontinued operations:
Income (loss) from discontinued operations	3.1	(19.8)	14.7	(20.7)
Less: Provision for (benefit from) income taxes of discontinued operations	(2.6)	(6.5)	2.7	(6.8)

Net income (loss) from discontinued operations	5.7	(13.3)	12.0	(13.9)

Consolidated net income (loss)	(57.7)	(12.4)	(837.1)	50.2
Less: net income (loss) attributable to noncontrolling interest	(0.9)	1.4	(20.7)	3.9

Net income (loss) attributable to Axiall	$ (56.8)	$ (13.8)	$ (816.4)	$ 46.3

Basic earnings (loss) per share attributable to Axiall:
Earnings (loss) per share from continuing operations	$ (0.89)	$ (0.01)	$ (11.76)	$ 0.86
Earnings (loss) per share from discontinued operations	0.09	(0.19)	0.17	(0.20)

Earnings (loss) per share attributable to Axiall	$ (0.80)	$ (0.20)	$ (11.59)	$ 0.66

Diluted earnings (loss) per share attributable to Axiall:
Earnings (loss) per share from continuing operations	$ (0.89)	$ (0.01)	$ (11.76)	$ 0.85
Earnings (loss) per share from discontinued operations	0.09	(0.19)	0.17	(0.20)

Earnings (loss) per share attributable to Axiall	$ (0.80)	$ (0.20)	$ (11.59)	$ 0.65

Weighted average common shares outstanding:
Basic	70.6	70.2	70.4	70.1
Diluted	70.6	70.2	70.4	70.6

Dividends per common share	$ 0.16	$ 0.16	$ 0.64	$ 0.64

AXIALL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014
Cash flows from operating activities:
Consolidated net income (loss)	$ (57.7)	$ (12.4)	$ (837.1)	$ 50.2
Net income (loss) from discontinued operations, net of tax	5.7	(13.3)	12.0	(13.9)

Net income (loss) from continuing operations	(63.4)	0.9	(849.1)	64.1
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	43.7	42.7	175.3	169.7
Amortization	18.4	18.7	73.2	74.8
Deferred income taxes	28.7	16.7	(42.2)	(18.9)
Goodwill impairment charges	16.3	3.1	864.1	4.1
Other long-lived asset impairment charges, net	2.3	13.5	3.0	13.5
Other non-cash items	(6.6)	13.8	(3.6)	13.0
Change in operating assets and liabilities	54.7	13.0	31.7	(43.9)

Cash provided by operating activities - continuing operations	94.1	122.4	252.4	276.4
Cash provided by operating activities - discontinued operations	18.3	7.2	14.7	14.7

Net cash provided by operating activities	112.4	129.6	267.1	291.1

Cash flows from investing activities:
Capital expenditures	(80.2)	(62.9)	(196.7)	(202.5)
Proceeds from sale of assets and other	0.6	2.8	8.6	6.7
Acquisitions, net of cash acquired	-	-	-	(6.1)

Cash used in investing activities - continuing operations	(79.6)	(60.1)	(188.1)	(201.9)
Cash provided by (used in) investing activities - discontinued operations	-	(0.2)	46.4	(6.6)

Net cash used in investing activities	(79.6)	(60.3)	(141.7)	(208.5)

Cash flows from financing activities:
Borrowings on ABL revolver	-	-	-	148.9
Repayments on ABL revolver	-	-	-	(148.9)
Issuance of long-term debt	-	-	248.8	-
Long-term debt payments	(0.9)	(0.9)	(197.7)	(5.8)
Deferred acquisition payments	-	-	(10.0)	(10.0)
Fees paid related to financing activities	(0.6)	(1.6)	(4.1)	(2.2)
Dividends paid	(11.3)	(11.2)	(45.7)	(45.0)
Distribution to noncontrolling interest	-	-	(8.4)	(7.7)
Share-based compensation plan activity	0.4	0.1	(6.0)	(4.6)

Net cash used in financing activities	(12.4)	(13.6)	(23.1)	(75.3)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	(2.6)	(11.1)	(7.0)

Net change in cash and cash equivalents	17.5	53.1	91.2	0.3
Cash and cash equivalents at beginning of period	240.5	113.7	166.8	166.5

Cash and cash equivalents at end of period	$ 258.0	$ 166.8	$ 258.0	$ 166.8

AXIALL CORPORATION

SEGMENT INFORMATION

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014

Sales:
Chlorovinyls	$565.2	$700.7	$2,506.1	$2,930.2
Building products	190.2	202.3	855.0	878.6

Net sales	$755.4	$903.0	$3,361.1	$3,808.8

Operating income (loss)
Chlorovinyls	$(38.1)	$54.5	$(768.5)	$213.9
Building products	2.5	(1.6)	35.0	25.8
Unallocated corporate	(21.8)	(31.2)	(77.4)	(84.9)

Total operating income (loss)	$(57.4)	$21.7	$(810.9)	$154.8

Reconciliation of Non-GAAP Financial Measures

Axiall supplements its consolidated financial statements prepared in accordance with GAAP with four non-GAAP financial measures: (i) Adjusted Net Income (Loss); (ii) Adjusted Earnings (Loss) Per Share; (iii) Adjusted EBITDA; and (iv) building products net sales on a constant currency basis.

Adjusted Earnings (Loss) Per Share is calculated using Adjusted Net Income (Loss) rather than consolidated net income (loss) attributable to Axiall calculated in accordance with GAAP.

Adjusted Net Income (Loss) is defined as consolidated net income (loss) attributable to Axiall excluding adjustments for tax effected restructuring and certain other charges, if any, related to discontinued operations, financial restructuring and business improvement initiatives, gains or losses on sales of certain assets, debt refinancing costs, certain acquisition accounting and non-income tax reserve adjustments, certain professional fees associated with various potential and completed mergers and acquisitions, joint ventures and other transactions, costs to attain synergies related to the integration of the former chlor-alkali and derivatives business of PPG Industries (the “Merged Business”), amortization of definite-lived intangible assets, impairment charges for goodwill, intangible assets, and other long-lived assets.

Adjusted EBITDA is defined as Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization, restructuring and certain other charges, if any, related to discontinued operations, financial restructuring and business improvement initiatives, gains or losses on sales of certain assets, debt refinancing costs, certain acquisition accounting and non-income tax reserve adjustments, certain professional fees associated with various potential and completed mergers and acquisitions, divestitures, joint ventures and other transactions, costs to attain synergies related to the integration of the Merged Business, impairment charges for goodwill, intangible assets, and other long-lived assets, certain pension and other post-retirement plan curtailment gains and settlement losses and interest expense related to the lease-financing transaction discussed in the company’s Form 10-K for the year ended December 31, 2014.

Axiall supplements its financial statements with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because investors commonly use financial measures such as Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share as a component of performance and valuation analysis for companies, such as Axiall, that recently have engaged in transactions and have incurred expenses such as professional fees related to potential transactions, that result in non-recurring pre-tax charges or benefits that have a significant impact on the calculation of consolidated net income (loss) attributable to Axiall pursuant to GAAP, in order to approximate the amount of net income (loss) that such a Company would have achieved absent those non-recurring, transaction-related charges or benefits. In addition, Axiall supplements the financial statements with Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share because we believe these financial measures will be helpful to investors in approximating what the company’s net income (loss) would have been absent the impact of certain non-recurring, pre-tax charges and benefits. We have supplemented the consolidated financial statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

In addition, we may compare certain financial information, including building products net sales on a constant currency basis. We present such information to provide a framework for investors to assess how the company’s underlying businesses performed, excluding the effect of foreign currency rate fluctuations, primarily fluctuations in the Canadian dollar. To present this information, current and comparative prior period financial information for certain businesses reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rate in effect during the base period, rather than the average exchange rates in effect during the respective periods.

Adjusted Earnings (Loss) Per Share, Adjusted Net Income (Loss), Adjusted EBITDA and building products net sales on a constant currency basis, are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss), GAAP diluted earnings (loss) per share or net sales, as a measure of performance or to cash provided by (used in) operating activities as a measure of liquidity. In addition, the company’s calculation of these various non-GAAP measurements may be different from the calculations used by other companies and, therefore, comparability may be limited.

Reconciliations of the company’s non-GAAP financial measures to the most comparable GAAP measures are presented in the tables set forth below.

Adjusted Net Income (Loss) Reconciliations

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2015		2014	2015		2014
Net income (loss) attributable to Axiall	$(56.8)		$(13.8)	$(816.4)		$46.3
Pre-tax charges:
Restructuring and divestiture costs	11.9		14.9	23.3		19.8
Integration-related costs and other, net(1)	4.3		21.6	16.6		43.9
Goodwill impairment charges attributable to Axiall	15.8	(2)	4.1	839.4	(2)	4.1
Debt refinancing costs	-		-	3.2		-
Amortization of intangible assets	17.0		17.2	68.4		69.3
Gain from the sale of aromatics	(7.4)		-	(21.5)		-

Total pre-tax charges	41.6		57.8	929.4		137.1
Provision for taxes related to these items	7.4		17.8	29.5		43.5

After-tax effect of above items	34.2		40.0	899.9		93.6

Adjusted Net Income (Loss)	$(22.6)		$26.2	$83.5		$139.9

(1)	Includes zero and $9.3 million for the three months ended December 31, 2015 and 2014, respectively, of plant reliability improvement initiatives that are included in cost of sales on the company’s consolidated statements of operations; includes $0.6 million and $11.7 million for the years ended December 31, 2015 and 2014, respectively, of plant reliability improvement initiatives that are included in cost of sales on the company’s consolidated statements of operations.

(2)	Goodwill impairment charges of $16.3 million and $864.1 million recognized for the three months and year ended December 31, 2015, respectively, less the portion attributable to the company’s noncontrolling interest, totaling $0.5 million and $24.7 million, for the three months and year ended December 31, 2015, respectively.

Adjusted Earnings (Loss) Per Share Reconciliations

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Diluted earnings (loss) per share attributable to Axiall	$(0.80)	$(0.20)	$(11.59)	$0.65
Earnings per share related to adjustments between net income (loss) attributable to Axiall and Adjusted Net Income	0.48	0.57	12.77	1.33

Adjusted Earnings (Loss) Per Share	$(0.32)	$0.37	$1.18	$1.98

Building Products Constant Currency Net Sales Reconciliations

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014
Building products net sales	$190.2	$202.3	$855.0	$878.6
Impact of currency exchange rates	13.1	-	54.2	-

Building products constant currency sales	$203.3	$202.3	$909.2	$878.6

Adjusted EBITDA Reconciliations

      Three Months Ended December 31, 2015

(In millions)	Chlorovinyls	Building Products	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$29.9	$16.7	$(11.9)	$34.7
Restructuring and divestiture costs	(0.3)	(6.4)	(5.2)	(11.9)
Integration-related costs and other, net	-	-	(4.3)	(4.3)
Goodwill impairment charges	(16.3)	-	-	(16.3)
Interest expense, net	-	-	(19.8)	(19.8)
Depreciation and amortization	(51.4)	(7.8)	(2.9)	(62.1)
Benefit from income taxes	-	-	14.0	14.0
Other(1)	-	-	2.3	2.3

Net income (loss) from continuing operations(2)	$(38.1)	$2.5	$(27.8)	$(63.4)

 (1)   Includes $1.2 million of lease financing obligations interest and $1.1 million for debt issuance cost amortization.

 (2)   Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and benefit from income taxes.

Three Months Ended December 31, 2014

(In millions)	Chlorovinyls	Building Products	Unallocated Corporate & Non-operating expenses, net	Total
Adjusted EBITDA	$131.8	$9.0	$(20.5)	$120.3
Restructuring and divestiture costs	(12.5)	(2.4)	-	(14.9)
Integration-related costs and other, net(1)	(10.7)	-	(10.9)	(21.6)
Goodwill impairment charge	(4.1)	-	-	(4.1)
Depreciation and amortization	(50.5)	(8.3)	(2.6)	(61.4)
Interest expense, net	-	-	(18.9)	(18.9)
Provision for income taxes	-	-	(1.5)	(1.5)
Other(2)	-	-	3.0	3.0

Net income (loss) from continuing operations(3)	$54.0	$(1.7)	$(51.4)	$0.9

 (1)  Includes $9.3 million of plant reliability improvement initiatives that are included in cost of sales.

 (2)  Includes $1.6 million of lease financing obligations interest and $1.3 million for debt issuance cost amortization.

 (3)    Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Year Ended December 31, 2015

(In millions)	Chlorovinyls	Building Products	Unallocated Corporate & Non-operating expenses, net	Total
Adjusted EBITDA	$301.1	$77.8	$(48.6)	$330.3
Restructuring and divestiture costs	(0.3)	(10.2)	(12.8)	(23.3)
Integration-related costs and other, net(1)	(0.9)	(0.6)	(15.1)	(16.6)
Goodwill impairment charges	(864.1)	-	-	(864.1)
Interest expense, net	-	-	(77.7)	(77.7)
Debt refinancing costs	-	-	(3.2)	(3.2)
Depreciation and amortization	(205.8)	(31.9)	(10.8)	(248.5)
Benefit from income taxes	-	-	43.9	43.9
Other(2)	-	-	10.1	10.1

Net income (loss) from continuing operations(3)	$(770.0)	$35.1	$(114.2)	$(849.1)

 (1)  Includes $0.6 million of plant reliability improvement initiatives that are included in cost of sales on our consolidated statements of operations.

 (2)  Includes $5.7 million of lease financing obligations interest and $4.4 million for debt issuance cost amortization.

 (3)    Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and benefit from income taxes.

  Year Ended December 31, 2014

(In millions)	Chlorovinyls	Building Products	Unallocated Corporate & Non-operating expenses, net	Total
Adjusted EBITDA	$ 448.1	$ 67.7	$(61.0)	$ 454.8
Restructuring and divestiture costs	(12.6)	(7.3)	0.1	(19.8)
Integration-related costs and other, net(1)	(17.9)	-	(26.0)	(43.9)
Goodwill impairment charges	(4.1)	-	-	(4.1)
Interest expense, net	-	-	(75.8)	(75.8)
Depreciation and amortization	(200.3)	(34.5)	(9.7)	(244.5)
Provision for income taxes	-	-	(14.3)	(14.3)
Other(2)	-	-	11.7	11.7

Net income from continuing operations(3)	$ 213.2	$ 25.9	$ (175.0)	$ 64.1

 (1)  Includes $11.7 million of plant reliability improvement initiatives that are included in cost of sales on our consolidated statements of operations.

 (2)   Includes $6.5 million of lease financing obligations interest and $5.2 million for debt issuance cost amortization.

 (3)    Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Operating Statistical Data

	Three Months Ended December 31,
	2015		2014
Sales Volumes
External caustic soda (in thousands of tons) (1)	481	(3)	573
PVC (in millions of pounds) (2)	608	(3)	627
Raw Material Costs
Natural gas (dollars per mmbtu)	$ 2.65		$ 4.03

(1)	External caustic soda includes purchased caustic soda volumes and excludes internally consumed caustic soda volumes, excludes sales volumes from our 60 percent interest in Taiwan Chlorine Industries, Ltd.

(2)	PVC includes intercompany sales volumes.

(3)	Volumes impacted by planned turnarounds.